                                                                    EXHIBIT 99.1

                    OFFICE OF THE COMPTROLLER OF THE CURRENCY


                                    FORM 10-Q


(Mark One)

[X] Quarterly report pursuant to section 13 or 15 (d) of the Securities Exchange Act of 1934

          For the quarterly period ended March 31, 2000 or

[ ] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


          For the transition period from _____________ to _____________


                                 NARA BANK, N.A.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          California                                   95-4170121
--------------------------------------------------------------------------------
(State or other jurisdiction of                       (IRS Employer
 incorporation or organization)                    Identification Number)


3701 Wilshire Boulevard, Suite 220, Los Angeles, California         90010
--------------------------------------------------------------------------------
        (Address of Principal executive offices)                  (ZIP Code)


                                 (213) 639-1700
              (Registrant's telephone number, including area code)


                                 Not Applicable
--------------------------------------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)


     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes [X]  No [ ]

     As of March 31, 2000, there were 4,403,753 outstanding shares of the issuer's Common Stock, $3.00 par value.

                                     PART I

                              FINANCIAL INFORMATION

ITEM 1.     FINANCIAL STATEMENT

STATEMENT OF FINANCIAL CONDITION

                                                                 March 31,          December 31,
                                                              --------------       -------------
                                                                   2000                1999
                                                              --------------       -------------
                                                                (Unaudited)          (Audited)
ASSETS

Cash and due from banks                                        $  29,490,562       $  20,189,328
Interest-bearing deposits in other banks                           4,162,645           3,274,034
Investment securities                                             45,537,707          33,331,258
FRB Stock                                                            666,950             666,950
Interest-only strips  (Note 2)                                       479,004             496,517
Federal funds sold                                                40,900,000          42,500,000
Loans receivable, net of allowancem  (Note 3)                    289,553,923         235,119,175
Loans held for sale, at the lower of cost or market                4,604,334             168,250
Premises and equipment                                            17,394,878           4,719,147
Accrued interest receivable                                        2,762,807           1,907,279
Deferred income taxes, net                                         1,102,223             992,302
Customers' acceptance liabilities                                  5,544,983           4,859,180
Cash surrender value                                               4,892,328           4,850,529
Goodwill and intangible assets, net                                1,697,639           1,747,725
Other assets                                                       4,186,825           4,076,723
                                                               -------------       -------------
TOTAL                                                          $ 452,976,809       $ 358,898,397
                                                               =============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest-bearing                                        $ 150,817,142       $ 115,623,519
    Interest-bearing:
      Money market and other                                      57,613,967          37,288,132
      Savings deposits                                            43,312,382          38,528,628
      Time deposits of $100,000 or more                           95,632,417          76,624,977
      Other time deposits                                         61,373,028          51,803,781
                                                               -------------       -------------
        Total Deposits                                           408,748,936         319,869,037

Subordinated notes                                                 4,300,000           4,300,000
Accrued interest payable                                           1,983,389           1,591,486
Acceptances outstanding                                            5,544,983           4,859,180
Other liabilities                                                  3,497,685           1,552,436
                                                               -------------       -------------
        Total liabilities                                        424,074,993         332,172,139

Stockholders' equity:
  Common stock, $3 par value;
          authorized, 10,000,000 shares;
          issued and outstanding, 4,403,753
          shares at March 31, 2000 and December 31, 1999          13,211,259          13,211,259
  Capital Surplus                                                  9,019,706           9,019,706
  Retained earnings                                                6,991,876           4,652,655
  Accumulated other comprehensive income --
    unrealized gain (loss) on AFS securities and interest
   only strips, net of taxes of $221,600 and $111,325
   at March 31, 2000 and December 31, 1999, respectively            (321,025)           (157,362)
                                                               -------------       -------------
        Total stockholders' equity                                28,901,816          26,726,258
        Total liabilities and
          stockholders' equity                                 $ 452,976,809       $ 358,898,397
                                                               =============       =============

STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
(UNAUDITED)


                                                           Three Months Ended March 31,
                                                           ----------------------------
                                                               2000            1999
                                                           ------------     -----------
INTEREST INCOME:
  Interest and fees on loans                               $ 6,848,453      $ 4,532,527
  Interest on securities                                       669,219          333,349
  Interest on federal funds sold and interest-bearing
      deposits with other financial institutions               636,946          559,537
                                                           -----------      -----------
        Total interest income                                8,154,619        5,425,413
                                                           -----------      -----------
INTEREST EXPENSE:
Interest expense on deposits                                 2,623,775        1,748,717
Interest on subordinated notes and others                       99,054                0
                                                           -----------      -----------
       Total interest expense                                2,722,829        1,748,717
                                                           -----------      -----------
       Net interest income before provision for              5,431,790        3,676,696
           loan losses
Provision for loan losses                                            0          350,000
                                                           -----------      -----------
Net interest income (loss) after provision
  for loan losses                                            5,431,790        3,326,696
                                                           -----------      -----------
OTHER OPERATING INCOME:
  Service charges on deposit accounts                        1,133,917          651,872
  Other charges and fees                                     1,369,051          829,634
  Gain on sale of securities                                       255                0
  Gain/Loss on sale of fixed assets                                  0           (1,077)
  Gain/Loss on sale of OREO                                          0             (395)
  Net gain on sale of SBA loans                                160,293          241,939
                                                           -----------      -----------
        Total other operating income                         2,663,515        1,721,973
                                                           -----------      -----------
OTHER OPERATING EXPENSE:
  Salaries, wages and employee benefits                      2,376,545        1,741,915
  Net Occupancy expense                                        573,963          462,810
  Furniture and equipment expense                              204,020          195,389
  Other operating expenses                                   1,377,552        1,344,029
  Reserve for Investment Securities                                  0         (212,515)
                                                           -----------      -----------
        Total other operating expense                        4,532,080        3,531,628
                                                           -----------      -----------
EARNINGS BEFORE INCOME TAX PROVISION                         3,563,226        1,517,040

INCOME TAX PROVISION                                         1,224,000          614,000
                                                           -----------      -----------
NET EARNINGS                                               $ 2,339,226      $   903,040
                                                           ===========      ===========
EARNINGS PER SHARE
      Basic                                                $      0.53      $      0.21
      Diluted                                              $      0.51      $      0.20


STATEMENT OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2000 AND 1999



                                                                                                      2000                1999
                                                                                                 ------------       -------------
CASH FLOW FROM OPERATING ACTIVITIES
    Net Earnings from Operation                                                                  $  2,339,221       $    903,040
    Adjustment to reconcile net earnings
         Depreciation, amortization, and accretion                                                    123,070             95,483
         Provision for loan losses                                                                          0            350,000
         Provision for investment securities                                                                0           (212,515)
         Proceeds from Sales of SBA Loans                                                           3,181,900          4,009,056
         Origination of SBA Loans                                                                 (14,266,100)        (8,936,100)
         Net gain on sale of SBA loans                                                               (160,293)          (241,939)
         (Gain) Loss on Sales of furniture and equipments                                                   0              1,077
         Decrease (Increase) in accrued interest receivable                                          (553,406)          (222,913)
         Decrease (Increase) in other assets                                                          173,769           (100,365)
         Increase(Decrease) in  accrued interest payable                                              (99,374)           (97,726)
         Increase(Decrease) in other liabilites                                                       222,313             61,380
                                                                                                 ------------       ------------
             Net Cash Provided by Operating Activities                                             (9,038,901)        (4,391,523)
                                                                                                 ------------       ------------
CASH FLOWS FROM INVESTINT ACTIVITIES

         Net increase in loans receivable                                                         (16,890,141)       (19,738,812)
         Net increase in cash surrender value                                                         (41,799)           (16,933)
         Purchase of premises and equipment                                                          (104,620)          (111,171)
         Purchase of investment securities                                                         (2,400,000)        (3,000,000)
         Proceeds from sale of equipment                                                                    0             10,000
         Proceeds from matured or called securities held to maturity                                        0          1,000,000
         Proceeds from matured or called investment securities available for sale                           0                  0
         (Increase) Decrease in interest only strip                                                    17,513              9,213
         (Increase) Decrease in interest-bearing deposits with other financial institutions        (1,077,000)          (961,000)
         Proceeds from matured interest-bearing deposits with other institution                       190,000                  0
         Cash paid for the acquisition of KFBNY                                                    (8,699,445)                 0
         Cash & cash equivalents acquired from business conbination                                24,081,068                  0
                                                                                                 ------------       ------------
         Net Cash Used in Investing Activities                                                     (4,924,424)       (22,808,703)
                                                                                                 ------------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES

         Net increase (decrease) in deposits                                                       21,664,559          4,655,386
         Proceeds for stock option                                                                          0             30,000
                                                                                                 ------------       ------------
         Net Cash Provided by financing Activities                                                 21,664,559          4,685,386

    NET INCREASE (DECREASE) IN CASH AND                                                             7,701,234        (22,514,840)
         CASH EQUIVALENTS

    CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                   62,689,328         75,029,573
                                                                                                 ------------       ------------
    CASH AND CASH EQUIVALENTS, END OF YEAR                                                       $ 70,390,562       $ 52,514,733
                                                                                                 ============       ============

    SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
            Interest Paid                                                                           2,330,925          1,845,969
            Income Taxes Paid                                                                               0                  0

    SUPPLEMENTAL SCHEDULE OF NONCASH
         INVESTMENT ACTIVITIES
            Transfer of Loans to Other Real Estate Owned                                                    0             40,558
            The Bank purchased three branches of Korea First Bank of New York
            In conjunction of the acquisition, net liabilities were assumed as follows:
                            Fair value of assets acquired                                          78,129,357
                            Cash paid for the acquisition                                           8,699,445
                            Fair value of liabilities assumed                                      69,429,912
                            Goodwill and intangible assets                                                  0




NOTES TO FINANCIAL STATEMENTS
Balance Sheets at March 31, 2000 and December 31, 1999
Income Statements at March 31, 2000 and March 31, 1999

NOTE 1.  BASIS OF PRESENTATION

     The accounting and reporting policies of Nara Bank, National Association ("the Bank") are in accordance with generally accepted accounting principles and conform to practices within the banking industry. In the opinion of management, the accompanying financial statements reflect all the material adjustments necessary to a fair statement of the results for the interim period ended March 31, 2000 but are not necessarily indicative of the results which will be reported for the entire year.

NOTES 2.  INTEREST-ONLY STRIPS

     Certain Small Business Administration (SBA) loans that may be sold prior to maturity have been designated as held for sale and are recorded at the lower of cost of market value on an aggregate basis. Under new SFAS No. 125, the servicing fees on SBA sold will be two separate categories called "Servicing Assets" and "Interest-only Strip Receivable". The interest-only strip receivable is the interest income retained by the Bank that exceeds the contractually specified servicing fees (100 basis points). SFAS 125 treats this receivable as a financial asset and it should be subsequently measured like investments in debt securities classified as available-for-sales. Bank had adopted SFAS No. 125 as of December 31, 1997.

NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans are carried at the principal amount outstanding. Interest revenue on non-discounted loans is generally accrued based on the principal amount outstanding. Interest revenue on discounted loans is accrued based on the methods that generally approximated the interest method. Interest income is not recognized on loans if collection of the interest is deemed to be unlikely. In 1995 the Bank adopted FASB Statement 114, Accounting by Creditors for Impairment of a Loan, as amended by FASB Statement No. 118. SFAS No. 114 generally requires impaired loans to be measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or, as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. Creditors may select the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. SFAS No. 114 also prescribes measuring impairment of a restructured loan by discounting the total expected future cash flows at the loan's effective rate of interest in the original loan agreement. The adoption of SFAS No. 114 did not have a material effect on the financial position of the bank on March 31, 2000 or the results of operations for the nine months ended March 31, 2000 as a whole.

     The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality review of specific problem loans, and current economic conditions and trends that may affect the borrowers' ability to pay.

DIVIDEND

     On March 22, 2000, the Bank declared a 8.0% stock dividend payable on May 10, 2000 to shareholders of record at the close of business on April 14, 2000. The shares and per share data did not reflect 2000 stock dividend. In June, 1999, the Bank paid an 8.0% stock dividend to shareholders of record on May 10, 1999. The shares and per share data for the 1999 dividend have been retroactively restated to reflect the 8.0% dividend.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

     The following is management's discussion and analysis of the major factors that influenced the Bank's results of operations and financial condition for the three months ended March 31, 2000. This analysis should be read in conjunction with the Bank's Annual Report on Form 10-KSB for the year ended December 31, 1999 and with the unaudited financial statements and notes as set forth in this report.

SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data concerning the Bank for the periods indicated (dollars in thousands):


                                                     AT OF FOR THE THREE MONTHS ENDED
                                                     --------------------------------
                                                         3/31/2000        3/31/1999
                                                       ------------      -----------
AVERAGE BALANCES:
  Average loans                                        $   256,607       $   180,771
  Average investment securities                             34,749            16,921
  Average assets                                           377,702           278,976
  Average deposits                                         336,955           250,795
  Average equity                                            27,942            23,337

PERFORMANCE RATIOS:
  Return on average asset (1)                                 2.48%             1.28%
  Return on average common equity (1)                        33.48%            15.48%
  Operating expense to average assets                         1.20%             1.27%
  Efficiency ratio (2)                                          56%             65.4%
  Net interest margin (3)                                      6.6%              6.2%

CAPITAL RATIOS (4)
  Leverage capital ratio (5)                                  7.32%             7.88%
  Tier 1 risk-based capital ratio                             7.79%             9.64%
  Total risk-based capital ratio                             10.02%            10.81%

ASSET QUALITY RATIOS
  Allowance for loan losses to total gross loans              2.49%             1.38%
  Allowance for loan losses to non-accrual loans             452.0%            210.0%
  Total non-performing assets to total assets (6)             0.37%             0.45%



---------------------------------------
(1)  Calculations are based upon annualized net income.
(2) Efficiency ratio is defined as operating expense divided by the sum of net interest income and other non-interest income.
(3) Net interest margin is calculated by dividing annualized net interest income by total average interest-earning assets.
(4) The required ratios for a "well-capitalized" institution are 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital.
(5)  Calculations are based on average quarterly assets balances of Nara Bank
(6)  Non-performing assets include non-accrual loans and OREO.

FORWARD-LOOKING INFORMATION

     Certain matters discussed under this caption may constitute forward-looking statements under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. There can be no assurance that the results described or implied in such forward-looking statements will, in fact, be achieved and actual results, performance, and achievements could differ materially because the business of the business of the Bank involves inherent risks and uncertainties. Risks and uncertainties include possible future deteriorating economic conditions in the Bank's areas of operation; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; risks of available for sale securities declining significantly in value as interest rates rise; and regulatory risks associated with the variety of current and future regulations to which the Bank is subject. For additional information concerning these factors, see "Item 1. Business - Investment Considerations That May Affect Future Results" contained in the Bank's Form 10-KSB for the year ended December 31, 1999.

DIVIDENDS

     On March 22, 2000, the Bank declared a 8.0% stock dividend payable on May 10, 2000 to shareholders of record at the close of business on April 14 , 2000. In June, 1999 the Bank paid an 8.0% stock dividend to shareholders of record on May 10, 1999. The shares and per share data for the 1999 dividend have been retroactively restate to reflect the 8% dividend. Other than those stock dividends, the Bank has previously paid no other dividends on its common stock.

ACQUISITION OF KOREA FIRST BANK OF NEW YORK

     Effective February 25, 2000, the Bank completed its acquisition of Korea First Bank of New York, a New York-chartered banking corporation ("KFBNY"), pursuant to the Agreement and Plan of Reorganization dated as of November 9, 1999, between Nara, KFBNY and KFBNY's sole shareholder (the "Acquisition). The Acquisition was accomplished by merging federally chartered, non-insured interim bank subsidiary of the Bank with and into KFBNY, followed immediately by the merger of KFBNY into the Bank, for which the Bank paid $8,699,445 to the Korea Deposit Insurance Corporation (the sole shareholder of KFBNY) for all of the shares of stock of KFBNY, which were then canceled in connection with the Acquisition.

     The underlying assets acquired primarily included loans, cash, real estate and bank premise and equipment while the primary liabilities assumed included deposit accounts and accrued liabilities related to ongoing business. The acquisition is accounted for as a purchase. However, the Bank did not expect a significant goodwill from this acquisition. The purchase price of $8,699,445 was paid in cash from the Bank's available capital reserves.

     Prior to the date of the Acquisition, KFBNY was engaged in the business of banking in the cities of Manhattan, Flushing and Jackson Heights, New York.

                              RESULTS OF OPERATION

     The Bank's net income for the quarter ended March 31, 2000 was $2.3 million or $0.51 per diluted share compared to $0.9 million or $0.20 per diluted share for the quarter ended March 31,1999. The increase in net income for 2000 as compared to 1999 was the result of both the beneficial economies of scale achieved by the acquisition of KFBNY and an increase in operating income from the various branches and loan production offices that the Bank has established over last two years. The annualized return on average assets was 2.47% for the first quarter of 2000 compared to a return on average assets of 1.29% for the first quarter of 1999, an increase of 1.18%. The annualized return on average equity was 33.49% for the first quarter of 2000, compared to a return on average equity of 15.48% for the same period in 1999, an increase of 18.01%.

NET INTEREST INCOME

     The principal component of the Bank's earnings is net interest income, which is the difference between the interest and fees earned on loans and investments and the interest paid on deposits and other borrowed funds. When net interest income is expressed as a percentage of average interest-earning assets, the result is the net interest margin. The net interest spread is the yield on average interest-earning assets less the average cost of interest-bearing deposits and borrowed funds.

     For the first three months ended March 31, 2000, the Bank's net interest income was $5.4 million. This represented an increase of $1.7 million or 47.7% over net interest income of $3.7 million for the three months ended March 31, 1999. Net interest margin increased to 6.6% for the three months ended March 31, 2000, from 6.2% for the same period in 1999. In addition, net interest spread increased to 5.0% for the three months ended March 31, 2000, from 4.6% for the same period in 1999.

     The Bank's volume growth in interest-earning assets, primarily loan growth and investment securities as a result of the KFBNY acquisition, resulted in a 51.9% increase in total interest income to $8.1 million for the three months ended March 31, 2000 from $5.4 million for the three months ended March 31, 1999. Interest-earning assets averaged $329.9 million for the first three months of 2000, which represented an increase of $88 million or 36.3%, from $242.1 million for the first three months of 1999.

     The Bank's total interest income for the first quarter of 2000 increased $2.8 million or 51.9% to $8.2 million from $5.4 million in the first quarter of 1999. This increase reflected the greater volume of interest-earning assets noted above. The yield on average interest-earning assets increased to 9.8% for the three months ended March 31, 2000, from a yield of 9.0% for the three months ended March 31, 1999. This is primarily due to an increase in the Bank's prime rate. Approximately 78.5% of Nara Bank's net loans were variable rate loans at March 31, 2000.

     The Bank's interest expense on deposits for the quarter ended March 31, 2000 increased by approximately $875,000 or 51.5% to $2.6 million from $1.7 million for the quarter ended March 31, 1999. This increase reflected an increase in the average volume of interest-bearing liabilities. Average interest-bearing liabilities were $222.7 million for the first quarter of 2000, which represented an increase of $62.3 million or 38.8% from average interest-bearing liabilities of $160.4 million for the first quarter of 1999. The cost of average interest-bearing liabilities increased to 4.8% for the first quarter ended March 31, 2000, compared to a cost of 4.4% for the same period of 1999. Overall interest on deposits increased due to an increase in market rates and also due to an increase in competition among our peer banks, especially in the Korean-American community.

     The table below presents the average yield on each category of interest-earning assets, average rate paid on each category of interest-bearing liabilities, and the resulting interest rate spread and net yield on interest-earning assets for periods indicated. All average balances are daily average balances.




                                                 MARCH 31, 2000                     MARCH 31, 1999
                                       ----------------------------------   ---------------------------------
                                                      INTEREST    AVERAGE                INTEREST    AVERAGE
                                        AVERAGE       INCOME/      YIELD/     AVERAGE     INCOME/     YIELD/
                                        BALANCE       EXPENSE       COST      BALANCE     EXPENSE      COST
                                       ----------    ---------   ---------  ----------  ---------    ---------
                                                             (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
  Net loans .........................    $256,607     $  6,848      10.7%    $180,771     $  4,587       10.1%
  Time deposit with others ..........       3,841           57       5.9%         908           14        6.0%
  Securities ........................      34,749          659       7.6%      17,421          333        7.4%
  Federal funds sold ................      34,669          517       6.0%      42,954          546        5.1%
     TOTAL INTEREST EARNING ASSETS ..    $329,867     $  8,082       9.8%    $242,054        5,471        9.0%


INTEREST BEARING LIABILITIES:
  Demand, interest-bearing ..........      47,739          475       4.0%      35,560          308        3.5%
  Savings ...........................      35,780          239       2.7%      24,509          196        3.2%
  Time certificates of deposit.......     134,787        1,835       5.4%     100,297        1,245        5.0%
  Subordinated notes ................       4,300           97       9.0%          --           --          --
   TOTAL INTEREST BEARING LIABILITIES    $222,688     $  2,648       4.8%    $160,436     $  1,749        4.4%

Net interest income .................                 $  5,434                            $  3,722
Net interest spread .................                                5.0%                                 4.6%
Average interest-earning assets
      to average interest-bearing
      liabilities ...................                              148.1%                                150.9%


     The following table shows changes in interest income and interest expense and the amount attributable to variations in interest rates and volumes for the periods indicated. The variances attributable to simultaneous volume and rate changes have been allocated to the change due to volume and the change due to rate categories in proportion to the relationship of the absolute dollar amount attributable solely to the change in volume and to the change in rate.


                                                MARCH 31, 2000 OVER MARCH 31, 1999
                                               --------------------------------------
                                                 NET              CHANGE DUE TO
                                               INCREASE/      -----------------------
                                               (DECREASE)      RATE          VOLUME
                                               ----------     -------        --------
                                                      (DOLLARS IN THOUSANDS)
INTEREST INCOME:
   Interest and fees on net loans .....       $ 2,262        $   249        $ 2,013
   Interest on time deposit with others            43              0             43
   Interest on securities .............           334              6            329
   Interest on fed funds sold .........           (29)           265           (293)
     TOTAL INTEREST INCOME: ...........         2,610            518          2,092
                                              -------        -------        -------

INTEREST EXPENSE
   Interest on demand deposits ........           168             51            117
   Interest on savings ................            43            (24)            67
   Interest on time certificates of
       deposits .......................           590            130            460
  Interest on subordinated notes ......            97              0             97
  Interest on others ..................             1              0              1

     TOTAL INTEREST EXPENSE: ..........       $   899        $   157        $   742
                                              -------        -------        -------


PROVISION FOR LOAN LOSSES

     No provision for loan losses was made for the first three month ended March 31, 2000, compared to $350,000 for the same period in 1999. The management believes that the reserves were sufficient for the inherent losses at March 31, 2000, especially with the reserves of $7.8 million provided from the KFBNY acquisition.

NON-INTEREST INCOME

     Non-interest income includes revenues earned from sources other than interest income. It is primarily comprised of service charges and fees on deposits accounts, fees received from the letter of credit operations, and gain on sale of SBA loans.

     Non-interest income increased $1.0 million or 54.6% to $2.7 million for the quarter ended March 31, 2000 from $1.7 million for the same period in 1999. The service charge income increased approximately $482,000 or 74.0% to $1.1 million for the quarter ended March 31, 2000 from $652,000 for the same period in 1999. Most of the increase came from the increase in service charges due primarily to the accounts acquired from KFBNY and partly due to internal growth in transaction accounts. The fee income generated by international transactions increased $241,000 or 67.2% to $600,000 for the first quarter of 2000 from $359,000 for the same period in 1999. The increase in international transactions from the Silicon Valley Office and our New York offices contributed much to this fee income. Gain on sale of SBA loans decreased $82,000 or 33.7% during three months ended March 31, 2000 to $160,000, compared to $242,000 during the same period in 1999. Premiums received from the sale of SBA loans decreased by approximately 50% during 1999 and these reduced premiums are expected to extend through the year 2000. The Bank currently plans to retain a significant number of its SBA loans, earning interest income rather than selling them at the reduced premium. The Bank also currently receives monthly lease income of approximately $55,000 generated by the Manhattan office building, acquired in connection with the KFBNY transaction. The breakdown of non-interest income by category is reflected below:


                                        QUARTER ENDED   INCREASE (DECREASE)     QUARTER ENDED
                                        -------------  ----------------------   -------------
                                           3/31/00      AMOUNT    PERCENT(%)      3/31/99
                                           -------      ------    -----------     -------
                                                  (Dollars in thousands)
NON-INTEREST INCOME
   Service charges on deposits .....       $1,134       $  482         73.9%       $  652
   Gain on sale of SBA loans .......          160          (82)       -33.7%          242
   International service fee income           600          241         67.2%          359
   Wire transfer fees ..............          165           80         93.1%           86
   Service fee income from SBA .....          166           15          9.6%          151
   Earnings on cash surrender value            67            3          5.4%           64
   Lease income ....................           70           70        100.0%            0
   Loan servicing fee income .......           50           50        100.0%            0
   Others ..........................          251           81         47.6%          170

TOTAL NON-INTEREST INCOME: .........       $2,663       $  940         54.6%       $1,723
                                           ------       ------        -----        ------


NON-INTEREST EXPENSES

     Non-interest expenses for the first quarter of 2000 increased approximately $1.0 million or 28.3% to $4.5 million from $3.5 million for the same period in 1999. This increase was primarily due to internal growth and expenses generated by the newly acquired branches of KFBNY.

     Salaries and employee benefits expenses for the first quarter of 2000 increased $634,000 or 36.4% to $2.4 million from $1.7 million for the same period in 1999. This increase was primarily due to expenses associated with additional employees added as a results of the KFBNY acquisition. The occupancy and equipment expenses for the first quarter of 2000 increased approximately $119,000 or 18.1% to $777,000 from $658,000 for the same period in 1999. This increase is also a result of the Bank's recent growth and expansion. The breakdown on non-interest expenses is reflected below:

                                        QUARTER ENDED       INCREASE (DECREASE)     QUARTER ENDED
                                        -------------     -----------------------   --------------
                                           3/31/00        AMOUNT       PERCENT(%)      3/31/99
                                           -------        ------       ----------      -------
                                                           (Dollars in thousands)
NON-INTEREST EXPENSE
   Salaries and benefits ............       $ 2,377       $   634         36.4%       $ 1,743
   Net occupancy ....................           574           111         24.0%           463
   Furniture and equipment ..........           204             9          4.4%           195
   Advertising & marketing realted ..           163             5          3.2%           158
   Communications ...................            59            (0)        -0.6%            60
   Data processing ..................           431            59         16.0%           371
   Professional fees ................           181            24         15.5%           157
   Office supplies & forms ..........            86             6          8.0%            79
   Directors' fees ..................            78           (11)       -12.5%            89
   Credit related expenses ..........            74          (100)       -57.4%           174
   Others ...........................           305           263        615.9%            43

TOTAL NON-INTEREST EXPENSE: .........       $ 4,532       $ 1,000         28.3%       $ 3,532
                                            -------       -------        -----        -------


                               FINANCIAL CONDITION

SUMMARY OF CHANGES IN BALANCE SHEETS MARCH 31, 2000 COMPARED TO DECEMBER 31,
1999

     At March 31, 2000, the Bank's total assets increased $94.1 million or 26.2% to $453.0 million from $358.9 million at December 31, 1999. Gross loans, net of unearned loan fees, totaled $301.7 million at March 31, 2000, which represents an increase of $62.8 million or 26.3% from $238.9 million at December 31, 1999. Total deposits also increased $88.8 million or 27.8% to $408.7 million at March 31, 2000 from $319.9 million at December 31, 2000. These increases are mainly due to the acquisition of KFBNY.

INVESTMENT SECURITY PORTFOLIO

     At March 31, 2000, the Bank classified its securities as held-to-maturity or available-for-sale under FASB 115. Those securities that the Bank has the ability and intent to hold to maturity are classified as "held-to-maturity securities". All other securities are classified as "available-for-sale". The Bank owned no trading securities at March 31, 2000; nor did the Bank hold any derivative financial instruments. Securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. The securities currently held by the Bank are government-sponsored agency bonds, corporate bonds, and collateralized mortgage obligations, which were transferred from KFBNY to the Bank upon completion of the acquisition.

     As of March 31, 2000, held-to-maturity securities totaled $17.4 million and available-for-sale securities totaled $28.6 million, compared to $17.3 million and $16.0 million, respectively. Of the securities, the amortized cost of $4.0 million were pledged to secure public deposits and for other purposes as required or permitted by law at March 31, 2000.

                                                                  AT MARCH 31, 2000
                                                                     (UNAUDITED)
                                             ----------------------------------------------------------
                                              AMORTIZED       MARKET        UNREALIZED       UNREALIZED
                                                COST           VALUE           GAIN             LOSS
                                              ---------       ------        ----------       ----------
                                                                 (Dollars in thousands)
HELD- TO-MATURITY
   U.S. Government Securities .........       $14,757          $13,932         $    --         ($  825)
   U.S. Corporate Notes ...............         2,639            2,364              --            (275)
AVAILABLE-FOR-SALE
   U.S. Government Securities .........        12,052           11,862              --            (190)
   CMOs ...............................         9,991            9,803              --            (188)
   U.S. Corporate Notes ...............         4,839            4,771              12             (80)
   Korean Corporate Notes .............         1,707            1,706               3              (4)

TOTAL INVESTMENT PORTFOLIO: ...........       $45,986          $44,438         $    15         ($1,563)
                                              -------          -------         -------         -------
                                                                     MARCH 31, 2000
                                                                      (UNAUDITED)
                                                    -----------------------------------------------
                                                                                         WEIGHTED
                                                      AMORTIZED          MARKET          AVERAGE
                                                        COST             VALUE            YIELD
                                                    -------------    -------------    -------------
HELD- TO- MATURITY
   U.S. Government:
      Due within one year ....................        $    --            $    --               --
      One to five years ......................          8,489              8,250             6.17%
      Five to ten years ......................          1,000                972             6.75%
      After ten years ........................          5,268              4,710             7.71%
   U.S. Corporate Notes ......................          2,639              2,364             7.17%

AVAILABLE FOR SALE
   U.S. Government:
      Due within one year ....................        $    --            $    --               --
      One to five years ......................          6,555              6,503             6.68%
      Five to ten years ......................          5,497              5,359             7.22%
      After ten years ........................             --                 --               --
   CMOs:
      Due within one year ....................             --                 --               --
      One to five years ......................             --                 --               --
      Five to ten years ......................          1,233              1,211             6.70%
      After ten years ........................          8,758              8,592             7.00%
  U.S. Corporate Notes .......................          4,839              4,771             7.23%
  Korean Corporate Notes .....................          1,707              1,706             8.68%

TOTAL INVESTMENT PORTFOLIO: ..................        $45,985            $44,438             6.99%
                                                      -------            -------             ----


LOAN PORTFOLIO

     The Bank carries all loans at face amount, less payments collected, net of deferred loan origination fees and the allowance for possible loan losses. Interest on all loans is accrued daily on a simple interest basis. Once a loan is placed on non-accrual status, accrual of interest is discontinued and previously accrued interest is reversed. Loans are placed on a non-accrual status when principal and interest on a loan is past due 90 days or more, unless a loan is both well-secured and in process of collection.

     The Bank's net loans were $294.2 million at March 31, 2000. This represented an increase of $58.9 million or 25.0% over net loans of $235.3 million at December 31, 1999. This increase was primarily attributable to the acquisition of KFBNY, which contributed $30.8 million in net loans.

     Total commercial loans, comprised of domestic commercial, international loans, SBA commercial loans and equipment financing, at March 31, 2000, were approximately $183.4 million, which represented an increase of $35.9 million or 24.4% from $147.5 million at December 31, 1999. Approximately $30 million of the $35.9 million increase is attributable to the acquisition of KFBNY. International loans, at March 31, 2000, totaled $28.2 million, which represented an increase of $4.6 million or 19.5% from $23.6 million at December 31, 1999. Small Business Administration loans (SBA loans) increased $21.4 million or 65.6% during the first quarter of 2000 to $54.1 million from $32.7 million at December 31, 1999. This large increase is due to the retention of significant number of SBA loans rather than sell them to secondary markets as a result of a decrease in the premiums paid on such sales.

The following table shows the Bank's loan composition by type:


                                                                MARCH 31, 2000                    DECEMBER 31,1999
                                                                 (UNAUDITED)                          (AUDITED)
                                                        ------------------------------         -------------------------
                                                           AMOUNT             PERCENT             AMOUNT       PERCENT
                                                        -----------        -----------          ----------     ---------
                                                                            (Dollars in thousands)
LOAN PORTFOLIO COMPOSITION:

   Commercial loans ..........................           $ 110,068              36.5%            $ 100,411         42.0%
   Real estate and construction loans ........             155,616              51.5%              103,311         43.2%
   Consumer loans ............................              36,302              12.0%               35,295         14.8%
       Total loans outstanding ...............             301,986             100.0%              239,017        100.0%
   Unamortized loan fees, net of costs .......                (319)                                    (86)
   Less:  Allowance for Loan Losses ..........              (7,509)                                 (3,644)

NET LOANS RECEIVABLE .........................           $ 294,158                               $ 235,287
                                                         ---------                              ----------


     At March 31, 2000, the Bank's nonperforming assets (nonaccrual loans, loans 90 days or more past due and still accruing interest, restructured loans, and other real estate owned) totaled $1.7 million. This represented a slight increase of $137,000 or 8.7 % from non-performing assets of $1.5 million at December 31, 1999. As a percentage of total assets, nonperforming assets decreased to 0.38% at March 31, 2000, from 0.44 % at December 31, 1999. The following table shows the composition of the Bank's nonperforming assets as of the dates indicated.

                                                                       MARCH 31, 2000       DECEMBER 31, 1999
                                                                         (UNAUDITED)            (AUDITED)
                                                                      ----------------      ----------------
                                                                              (DOLLARS IN THOUSANDS)
Nonaccrual loans ...................................................       $1,660                $1,523
Loan past due 90 days or more, still accruing ......................           --                    --
Restructured loans
   TOTAL NONPERFORMING LOANS .......................................        1,660                 1,523
                                                                           ------                ------
Other real estate owned ............................................           44                    44
  TOTAL NONPERFORMING ASSETS .......................................       $1,704                $1,567
                                                                           ------                ------


ALLOWANCE AND PROVISION FOR LOAN LOSSES

     The allowance for loan losses represents the amounts that the Bank has set aside for the specific purpose of absorbing losses that may occur in the Bank's loan portfolio. The provision for loan losses is an expense charged against operating income and added to the allowance for loan losses. Management of the Bank continues to carefully monitor the allowance for loan losses in relation to the size of the Bank's loan portfolio and known risks or problem loans.

     The allowance for loan losses was $7.5 million at March 31, 2000, compared to $3.6 million at December 31, 1999. The allowance for loan losses was 2.49% of gross loans at March 31, 2000 compared to 1.53% at December 31, 1999. Because the Bank aggressively charged off nonperforming loans and provided additional reserves in 1999, and because KFBNY provided reserves for its nonperforming loans in 1999, the Bank did not make an addition to the loan loss reserves for the first quarter of 2000. Management believes the level of allowance as of March 31, 2000 is adequate to absorb losses inherent in the loan portfolio.

     The following table shows the provisions made for loan losses, the amount of loans charged off, the recoveries on loans previously charged off together with the balance in the allowance for possible loan losses at the beginning and end of each period, the amount of average and total loans outstanding, and other pertinent ratios as of the dates and for the periods indicated:

                                                                         MARCH 31, 2000          DECEMBER 31, 1999
                                                                           (UNAUDITED)               (AUDITED)
                                                                        ----------------         -----------------
                                                                                   (DOLLARS IN THOUSANDS)
LOANS:
     Average total loans ..............................................     $260,603                 $208,895
     Total loans at end of period .....................................      301,668                  238,931

ALLOWANCE:
     BALANCE - BEGINNING OF PERIOD ....................................        3,644                    2,961
     Loans charged off:
          Commercial ..................................................        4,011                    2,785
          Consumer ....................................................           47                      154
          Real estate .................................................           --                       --
             Total loans charged off ..................................        4,058                    2,939

     Less: Recoveries on loan previous charged off
         Commercial ...................................................           43                      151
         Consumer .....................................................            2                       76
         Real estate ..................................................           --                       --
             Total recoveries .........................................           45                      227
     Net loan charged-off .............................................        4,012                    2,712
     Provision for loan losses ........................................           --                    3,395
     Allowance transferred with business acquisition ..................        7,878                     --
     BALANCE -  END OF PERIOD ..........................................    $  7,509                 $  3,644
                                                                            --------                 --------
RATIO
    Net loan charge-offs to average total loans .......................         1.54%                    1.30%
    Net loan charge-offs to total loans at end of period ..............         1.33%                    1.14%
    Allowance for loan losses to average total loans ..................         2.88%                    1.74%
    Allowance for loan losses to total loans at end of period .........         2.49%                    1.53%
    Net loan charge-offs to beginning allowance .......................       110.11%                   91.59%
    Net loan charge-offs to provision for loan losses .................          N/A                    79.88%

DEPOSITS AND OTHER BORROWINGS

     At March 31, 2000, the Bank's total deposits were $408.7 million. This represented an increase of $88.8 million or 27.8%, from total deposits of $319.9 million at December 31, 1999. This increase resulted primarily from the three branches of KFBNY that the Bank acquired on February 25, 2000. Total deposits of $67.2 million were contributed by the three newly acquired branches. Demand deposits totaled $150.8 million, representing an increase of approximately $35.2 million or 30.4% from total demand deposits of $115.6 million at December 31, 1999. This increase is primarily attributable to the approximately $30.7 million in demand deposits acquired in connection with the KFBNY transaction.

     Time deposits over $100,000 totaled $95.6 million at March 31, 2000. This represented an increase of approximately $19.0 million or 24.8%, compared to $76.6 million at December 31, 1999. The acquisition of KFBNY accounted for $9.6 million of such increase. Other time deposit increased approximately $9.6 million or 18.5% to $61.3 million during the same periods of which approximately $8.7 million was attributable to the newly acquired KFBNY branches.

     On September 31, 1999, the Bank issued five-year subordinated capital notes in the aggregate amount of $4.3 million with a stated interest rate of 9.0%, maturing on September 31, 2004. Interest on the notes is payable quarterly and no scheduled payments of principal are due prior to maturity. At March 31, 2000, $3.4 million , which represents 80% of the total outstanding amount of the notes, qualified as risk-based Tier 2 capital.

SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL

     In order to ensure adequate levels of capital, the Bank conducts an ongoing assessment of projected sources and uses of capital in conjunction with projected increases in assets and levels of risk. Management considers, among other things, on an ongoing basis, cash generated from operations, access to capital from financial markets or the issuance of additional securities, including common stock or notes, to meet the Bank's capital needs. Total shareholders' equity was $28.9 million at March 31, 2000. This represented an increase of $2.2 million or 8.2% over total shareholders' equity of $26.7 million at December 31, 1999.

     The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

     At March 31, 2000, Tier 1 capital, shareholders' equity less intangible assets, was $27.5 million. This represented an increase of $2.3 million or 9.1% over total Tier 1 capital of $25.2 million at December 31, 1999. At March 31, 2000, the Bank had a ratio of total capital to total risk-weighted assets of
10.03 % and a ratio of Tier 1 capital to total risk weighted assets of 7.80%. The Tier 1 leverage ratio was 7.32% at March 31, 2000. The following table sets forth Bank's regulatory capital ratios at March 31, 2000.

     The following table presents the amounts of regulatory capital and the capital ratio for the Bank, compared to its minimum regulatory capital requirements as of March 31, 2000.

                                                       AS OF MARCH 31, 2000 (DOLLARS IN THOUSANDS)
                                     -----------------------------------------------------------------------------
                                            ACTUAL                      REQUIRED                     EXCESS
                                     AMOUNT          RATIO         AMOUNT      RATIO            AMOUNT        RATIO
                                     ------          -----         ------      -----            ------        -----
Leverage ratio.............          $27,525          7.32%       $15,041      4.0%             $12,484       3.32%
Tier 1 risk-based ratio....          $27,525          7.80%       $14,115      4.0%             $13,410       3.80%
Total risk-based ratio.....          $35,416        $10.03%       $28,248      8.0%              $7,168       2.03%


ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

GENERAL

     Market risk is the risk of loss to future earnings, to fair values, or to future cash flow that may result from changes in the price of a financial institution. The value of a financial instrument may change as a result of changes in interest rates, foreign currency exchange rates, commodity prices, equity prices, and other market changes that affect market risk sensitive instruments. Market risk is attributed to all market risk sensitive financial instruments, including securities, loans, deposits, and borrowings, as well as derivative instruments. Our exposure to market risk is a function of our asset and liability management activities and other role as a financial intermediary in customer-related transactions. The objective of market risk management is to avoid excessive exposure of our earnings and equity to loss and to reduce the volatility inherent in certain financial instruments.

     The management of market risk is governed by policies reviewed and approved annually by the Board of Directors ("Board"). The Board delegates responsibility for market risk management to the Asset and Liability Management Committee
(ALCO), which is composed of Bank's senior executives and other designated officers. ALCO makes changes in the mix of assets and liabilities. ALCO also reviews and approves market risk-management programs and market risk limits

LIQUIDITY AND INTEREST RATE SENSITIVITY

     Liquidity risk is the risk to earnings or capital resulting from the Bank's inability to meet its obligations when they come due without incurring unacceptable losses. Liquidity Risk includes the ability to manage unplanned decreases or changes in funding sources and to recognize or address changes in market conditions that affect the Bank's ability to liquidate assets quickly and with a minimum loss of value. Factors considered in liquidity risk management are stability of the deposit base, marketability, maturity, and pledging of investments, and demand for credit.

     In general, the Bank manages liquidity risk daily by controlling the level of federal funds and the use of funds provided by the cash flow from the investment portfolio. To meet unexpected demands, lines of credit are maintained with correspondent banks, and the Federal Reserve Bank. The sale of securities available-for-sale also can also serve as a contingent source of funds. Increases in deposit rates are considered a last resort as a means of raising funds to increase liquidity.

     The Bank's liquid assets include cash and cash equivalents, interest-bearing deposits in corresponding banks, federal funds sold and securities available-for-sale. The aggregate of these assets totaled $103.1 million at March 31, 2000, compared to $79.8 million at December 31, 1999.

     Because the primary sources and uses of funds are loans and deposits, the relationship between gross loans and deposits provides a useful measure of the Bank's liquidity. Typically, the closer the ratio of loans to deposits is to 100%, the more reliant the Bank relies on its loan portfolio to provide for short- term liquidity needs. Because repayment of loans tends to be less predictable than the maturity of investments and other liquid resources, the higher the loan to deposit ratio, the less liquid are the Bank's assets. For the first three months of 2000, the Bank's loan to deposit ratio averaged 77.3%, compared to an average ratio of 73.3% for the same period last year.

     The Bank is engaged in asset and liability management activities with the objective of reducing adverse changes in earnings as a result of changes in interest rates. The management of interest rate risk relates to the timing and magnitude of the repricing of assets compared to liabilities and has the control of risks associated with movements in interest rates.

     The ALCO meets monthly to monitor the interest rate risk and may direct changes in the composition of the balance sheet. The Bank's balance sheet is inherently asset sensitive, which means that assets generally reprice more often than liabilities. Since an asset-sensitive balance sheet tends to reduce net interest income when interest rates decline and to increase net interest income when interest rate rise, careful forecast of interest rate and security portfolio changes are used to manage the interest rate risk.

     The Bank currently uses the interest rate gap to measure interest rate risk. It is the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within specified periods. The gap analysis presented below indicates that assets that are rate sensitive within one year exceeded liabilities within that same period by $65.7 million at March 31, 2000. The following table shows the Bank's gap position as of March 31, 2000.


                                        0-90 DAYS     91-365 DAYS       1-3 YEARS    OVER 3 YRS        TOTAL
                                        ---------     -----------       ---------    ----------        -----
                                                            (Dollars in thousands)
INVESTMENTS:
   Federal funds sold                     $40,100              --              --            --      $40,100
   Due from time deposit                      868           2,244             769           285        4,166
   Investment securities                    6,000          15,007           2,498        22,481       45,986
   FRB stock                                   --              --              --           667          667
     Total Investments                     46,968          17,251           3,267        23,433       90,919
LOANS:
   Commercial Variable                    218,263          11,901             348            --      230,511
   Commercial Fixed                         8,589           1,712           6,389        15,442       32,132
   Equipment Leasing                           19             219           2,181         2,347        4,766
   Consumer Variable                        6,756              --              --            --        6,756
   Consumer Fixed                             750           1,456           9,699        15,915       27,821
     Total Loans:                         234,377          15,288          18,617        33,704      301,986

RATE SENSITIVE ASSETS:                   $281,345         $32,539         $21,884       $57,138     $392,905
                                         ========         =======         =======       =======     ========

DEPOSITS:
   Time certificate of deposit             42,760          50,846           1,805           108       95,518
       $100,000 or more
   Time certificate of deposit             24,618          34,859           1,894            --       61.372
       Under $100,000
   Money market                            49,049              --              --            --       49,049
   Now account                              8,565              --              --            --        8,565
   Savings Accounts                        33,851           3,590           3,653         2,289       43,382
OTHER LIABILITIES:
   Subordinated notes                          --              --              --         4,300        4,300

RATE SENSITIVE LIABILITIES:              $158,843         $89,295          $7,352        $6,697     $262,187
                                         ========         =======          ======        ======     ========



Net gap position                          122,502        (56,756)          14,532        50,441
Net cumulative gap position               122,502          65,746          80,277       130,718

Periodic gap/assets                         27.0%          -12.5%            3.2%         11.1%
Cumulative gap/assets                       27.0%           14.5%           17.7%         28.9%



                                     PART II

ITEM 1. LEGAL PROCEEDINGS

     The Bank is a party to routine litigation incidental to its business, none of which is considered likely to have a materially adverse effect on the Bank. Neither the Bank nor any of its property is subject to any material pending legal proceedings except as described below. In connection with the acquisition of KFBNY, the Bank assumed certain litigation pending against KFBNY. One case, Noah Enterprises Ltd ("Noah") vs. Korea First Bank of New York, filed in the Supreme Court of the State of New York County of New York on October 21, 1999 arose in connection with KFBNY granting a revolving credit line of $2.5MM to Noah with the loan being secured by a UCC-1 filed by KFBNY. When KFBNY decreased Noah's revolving line from $2.5MM to $1.0MM due to KFBNY's internal problems, the loan was restructured with new documentation, except for the UCC-1 and Security Agreement. Noah alleges that because the UCC-1 was not released, Noah was not able to obtain financing from other institutions. Noah has sued KFBNY for $25MM for the punitive and consequential damages resulting from the non-release.

     The Bank also obtained full indemnification from the Korea Deposit Insurance Corporation for all litigation up to $3.0 million plus 50% indemnification for any amounts over $3.0 million. The Bank believes such indemnification is sufficient to cover any potential liabilities

ITEM 2.  CHANGES IN SECURITIES

     None


ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

     None


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     On February 2, 2000, the Bank held a special meeting of its stockholders for the purpose of seeking their approval of the acquisition of KFBNY by the Bank. Of the 4,403,753 shares of common stock eligible to be voted at the meeting, 3,389,833 shares were voted n total; 3,272,296 shares were voted for the acquisition, 60,568 shares were voted against the acquisition (including broker non votes), and 56,969 shares abstained from voting. Accordingly, the acquisition of KFBNY was aproved by at least two-thirds of the Bank's stockholders as required by OCC regulations and the transaction as consummated on February 25, 2000.

ITEM 5.  OTHER INFORMATION

     Inapplicable


ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits

Exhibit No.   Description
-----------   -----------
2.1           Agreement and Plan of Reorganization between Nara Bank, N.A.,
              Korea First Bank of New York and Korea First Ltd., dated November
              9, 1999*

3.1           Amended Articles of Association**

3.2           Bylaws**

4.1           Common Stock Certificate**

4.2           Warrant Certificate**

4.3           Subordinated Note Materials*****

10.1          Lease for premises located at 1122 Wall Street, Los Angeles,
              California**

10.2          1989 Stock Option Plan and Form of Agreement**

10.3          Employment Agreement for Benjamin Hong dated July 1, 1994 **

10.4 Lease for premises located at 3030 West Sepulveda Blvd., Los Angeles, California***

10.5 Lease for premises located at 17639 Sherman Way, Unit C, Van Nuys, California***

10.6 Lease for premises located at 1102 E. El Camino Real, Sunnyvale, California***

10.7          Lease for premises located at 831 N. Pacific Avenue, Glendale,
              California****

10.8          Lease for premises located at 5301 Beach Blvd., Buena Park,
              California****

10.9 Lease for premises located at 1010 S 336th Street, Federal Way, Washington****

10.10 Lease for premises located at 3701 Wilshire Blvd., Suite 220 and 201, Los Angeles, California****

10.11         Lease for premises located at 5901 N. Cicero Avenue, #508,
              Chicago, Illinois

-------------------------

* Incorporated by reference to Registrant's Form 8-K filed with the Comptroller of the Currency on November 13, 1999.

** Incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1996 filed with the Comptroller on or about March 31, 1997.

*** Incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1997 filed with the Comptroller on or about March 31, 1998.

***** Incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1998 filed with the Comptroller on or about March 31, 1999.

***** Incorporated by reference to Registrant's Form 10-KSB for the year ended December 31, 1999 filed with the Comptroller on or about March 30, 2000.


     (b) Reports on Form 8-K

     The registrant filed a current report on Form 8-K on March 10, 2000 relating to its acquisition of KFBNY.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Nara Bank, N.A.


Date: May 11, 2000               By /s/ BON T. GOO
                                    ---------------------------------------
                                    Bon T. Goo
                                    Chief Financial Officer
                                    (Principal financial or accounting officer
                                    and duly authorized signatory)